UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934



			       LUMINEX CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


				  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


				   55027E102
                                 (CUSIP Number)


			       December 31, 2017
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   55027E102
            ---------------------

1.   NAME OF REPORTING PERSONS

     RGM Capital, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,878,759

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,878,759

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,878,759

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.53%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, OO

--------------------------------------------------------------------------------

CUSIP No.   55027E102
            ---------------------

1.   NAME OF REPORTING PERSONS

     Robert G. Moses

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,878,759

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,878,759

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,878,759

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.53%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC, IN

--------------------------------------------------------------------------------

CUSIP No.   55027E102
            ---------------------

Item 1(a).  Name of Issuer:


            LUMINEX CORPORATION
            -------------------------------------------------------------------


      (b).  Address of Issuer's Principal Executive Offices:


            12212 Technology Blvd., Austin, Texas  78727
            -------------------------------------------------------------------


Item 2(a).  Name of Person Filing:


            Robert G. Moses
            -------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:


            9010 Strada Stell Court, Suite 105, Naples, FL 34109
            -------------------------------------------------------------------


      (c).  Citizenship:


            United States
            ------------------------------------------------------------------
      (d).  Title of Class of Securities:


            Common Stock
            -------------------------------------------------------------------


      (e).  CUSIP Number:


            55027E102
            -------------------------------------------------------------------


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [X]  An investment adviser in accordance with s.240.13d-1(b)(1)
	       (ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

            2,878,759
            -------------------------------------------------------------------

     (b)  Percent of class:

            6.53%
            -------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote
              								0
                                                          --------------------,


          (ii)  Shared power to vote or to direct the vote
                                                         	2,878,759
                                                          --------------------,


          (iii) Sole power to dispose or to direct the
                disposition of                            		0
                                                          --------------------,


          (iv)  Shared power to dispose or to direct the
                disposition of                            	2,878,759
                                                          --------------------.


Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Robert G. Moses is the managing member of RGM Capital, LLC, a Delaware limited liability company that serves as the general partner of and exercises investment discretion over the accounts of, a number of investment vehicles. None of those investment vehicles has beneficial ownership of 5% or more of any class of the Common Stock.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

NOT APPLICABLE

Item 8.  Identification  and  Classification  of Members of the Group.

NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

NOT APPLICABLE

Item 10.  Certification.

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


						   February 14, 2018
                                        -------------------------------------
                                                        (Date)


					RGM CAPITAL, LLC*

					By:  /s/ Robert G. Moses
					---------------------------
   					Name: Robert G. Moses
					Title: Managing Member


					Robert G. Moses*

					By:  /s/ Robert G. Moses
					---------------------------



* The Reporting Persons disclaim beneficial ownership of the shares reported herein except to the extent of their pecuniary interest.



EXHIBIT INDEX


Exhibit B	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)



EXHIBIT B: Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

       The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.


						 February 14, 2018
                                        -------------------------------------
                                                        (Date)


					RGM CAPITAL, LLC

					By:  /s/ Robert G. Moses
					---------------------------
					Name: Robert G. Moses
					Title: Managing Member

					Robert G. Moses

					By:  /s/ Robert G. Moses
					---------------------------